UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 28, 2008
Advanced Energy Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26966 (Commission File Number)	84-0846841 (IRS Employer Identification No.)

1625 Sharp Point Drive, Fort Collins, Colorado (Address of principal executive offices)	80525 (Zip Code)
Registrant’s telephone number, including area code: (970) 221-4670
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Compensatory Arrangements of Certain Officers
Leadership Corporate Incentive Plan
On October 28, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Advanced Energy Industries, Inc. approved the Leadership Corporate Incentive Plan (the “Leadership Plan”), which provides the company’s executive officers and other key leaders with the opportunity to earn cash bonuses based on achievement of corporate and individual performance criteria. Beginning with the fiscal year 2009, the Leadership Plan replaces the company’s Leadership Performance Incentive Plan. Advanced Energy also maintains a separate employee corporate incentive plan (the “Employee Plan”). Participants in the Leadership Plan do not participate in the Employee Plan.
Pursuant to the Leadership Plan and Employee Plan, the company will fund a bonus pool equal to 10% of the company’s annual operating income, to be shared among participants in both plans. Individual bonuses under the Leadership Plan will be awarded only if specified corporate performance thresholds with respect to annual revenue and operating income are met. The amount of any individual bonus under the Leadership Plan will be based upon such participant’s pre-established target bonus, performance review and accomplishment of individual performance objectives determined by management, subject to consideration of the total size of the bonus pool and the limitation that no participant in the Leadership Plan shall receive a bonus greater than 150% of such participant’s target bonus.
The target bonuses for executive officers under the Leadership Plan, expressed as a percentage of base salary, are 90% of base salary for Hans Georg Betz, Chief Executive Officer and 60% of base salary for each of Lawrence D. Firestone, Executive Vice President and Chief Financial Officer, and Yuval Wasserman, Executive Vice President, Sales, Marketing and Service
The individual performance objectives applicable to the participants in the Leadership Plan relate to profitability, growth, quality and other key metrics set forth in the company’s annual operating plan that is approved annually by the Board of Directors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Energy Industries, Inc.
Date: October 31, 2008	/s/ Lawrence D. Firestone
Lawrence D. Firestone
Executive Vice President & Chief Financial Officer